Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 30, 2006, relating to the consolidated financial statements and financial statement schedule of UAL Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's emergence from bankruptcy), and management's report on the effectiveness of internal control over financial reporting dated March 30, 2006 appearing in the Annual Report on Form 10-K of UAL Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Chicago, Illinois
May 15, 2006